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FIRST-QUARTER 2008 CONFERENCE CALL SCRIPT

LOU ANNE

Thank you and good morning everyone. Welcome to Media General’s Conference Call and Webcast.

Earlier today, we announced first-quarter 2008 results and March revenues. Both press releases have been posted on our Web site. The comments from today’s conference call will be posted immediately following the call.

Today’s presentation contains forward-looking statements, which are subject to various risks and uncertainties. They should be understood in the context of the company’s publicly available reports filed with the SEC. Media General’s future performance could differ materially from its current expectations.

Let me now introduce Marshall Morton, president and chief executive officer of Media General.

MARSHALL

Thank you, Lou Anne, and good morning.

Our first-quarter results were in line with the guidance we provided on March 20.

A loss from continuing operations of $9.8 million, or 44 cents per diluted share, reflected continued weak revenue results, principally in the Publishing Division, underscoring the significant impact of the recession-battered Florida market.

In the first-quarter, we also booked an after-tax, non-cash loss of 47 cents from Discontinued Operations. This amount was primarily related to the sale of our ABC station in Lexington, Kentucky, including allocated goodwill, which was announced on March 7. We expect this loss to be largely offset by an anticipated gain later in the year on the sale of our Jacksonville, Florida, CW station, which is progressing. Of course, GAAP requires losses to be booked immediately while gains are not recognized until a transaction is completed. The sales of all five stations are expected to generate total proceeds of $100-$105 million, which will be used to further reduce debt by $60-$65 million after paying estimated taxes.

On March 31, which was the first day of our second quarter of 2008, we completed the sale of our interest in SP Newsprint. We received proceeds of approximately $58 million from the transaction and used the funds to reduce debt. After clearing transaction-related items, most notably paying taxes in the latter half of 2008, the net reduction in debt should be approximately $38 million.

We accrued a non-cash book loss on the sale in our fourth-quarter 2007 results and we do not expect the final loss, which is subject to a 60-day post-closing working capital settlement, to be significantly different from that amount, resulting in limited impact on operating results in 2008. We are pleased that the sale eliminates the earnings volatility we experienced in recent years from this equity investment. More importantly, we can now focus entirely on our core business as a communications company

Interest expense in the first quarter of $12.3 million was $2.7 million lower than last year’s first quarter, due mainly to lower interest rates but also aided by lower average debt levels. Interest expense in the second quarter of 2008 is expected to be approximately $10.5 million, resulting from lower debt outstanding and lower interest rates. We expect interest expense for the full year to be approximately $43 million, compared with $60 million in 2007, as a result of our delevering plan and lower interest rates.

Now let’s look at divisional results in the first quarter. Publishing Division revenues decreased 16.7% compared with the prior year, driven most significantly by lower Classified advertising but also by decreased Retail and National advertising revenues. Publishing Division profit declined 56.4%. The Tampa market had an outsized impact on these results.

To illustrate the magnitude of the impact of Florida publishing operations, if you were to exclude the results of our Tampa publishing operations for the quarter, the division’s revenue decline would have been less than 10% and profit would have decreased by approximately 24% in lieu of the 56.4% stated.

To further illustrate the impact of Florida, let’s look at the revenue results for the first quarter in the various states in which we operate. Publishing revenues in Florida were down 30%. In contrast, revenues for our Virginia publishing properties declined 11%. Our revenues in North Carolina decreased 7.3%. In the other states where we operate, namely Alabama and South Carolina, publishing revenues in the first quarter were down 4.6%.

Publishing Division expenses in the quarter decreased 9.5%, excluding last year’s severance costs, driven mostly by savings from lower salaries, benefits, newsprint consumption, and discretionary spending. These expense reductions, however, could only begin to offset the revenue shortfalls attributable to the deep recession in Florida.

At our Tampa publishing operations, we believe a major portion of the revenue losses we have been experiencing are attributable to cyclical trends. However, it is difficult to predict when the market will turn positive again, and, when it does, how much of the lost revenues will come back. Accordingly, we have been acting aggressively to align our expenses in Tampa with the current business environment. Among other steps, we have outsourced circulation customer service and telemarketing, eliminated distribution to certain outlying markets, made changes to the width and content of the paper to reduce newsprint consumption, and completed an end-to-end review of the production and distribution processes that is resulting in the closure of three distribution centers in 2008.

Unfortunately, all of that is not enough. On Monday of this week, we announced a voluntary staff reduction program in Tampa. This program is one piece of our earlier announced cost reduction targets that we expect to achieve this year. Approximately one-half of the employees in Tampa are eligible to consider the opportunity – that’s out of a workforce there of approximately 1,300 – and of course we expect far fewer than the number offered will actually accept. I’ve asked Reid to provide a report on the several ways we are changing how we address the Tampa market. The most significant change is to operate Tampa as one market—a fully-converged operation, if you will, that now reports directly to Reid. I’ll now ask Reid to give you his report.

REID

Thank you, Marshall

Let me start by saying that Florida has suffered real estate driven busts before, and it has always recovered. While we’re still awaiting signs of recovery, we’re confident that it will come. The fundamentals – good weather and the looming retirement of baby boomers – are too powerful to defeat.

In the meantime, we’re cutting costs, combining operations and developing new business lines to replace the faltering old ones.

Last year in Tampa, we cut $8.2 million in costs on an ongoing basis and eliminated 200 positions through the reorganization, outsourcing and streamlining measures that Marshall mentioned. Our Florida Communications Group, which produces all of our product offerings for the Tampa market, generated $14 million in revenue from new products, including commercial printing, launched in the past five years, and products launched in 2007 alone represented more than half of those new revenues.

We’re using the unique advantages of media convergence both to cut costs and to sharpen our effectiveness. Throughout this decade, we’ve exploited our combination to share content, cooperate in projects, and sell across multiple media. Our original intention was not to cut costs, though. It was to enlarge our audience and revenue. On that score we’ve succeeded. Our Tampa Bay media reach nearly 80% of the adults in the market every week and we claim the largest share of the market’s local advertising revenue. We thought it was important, though, to preserve the organizational integrity of our individual media. Each was successful in its own field and we didn’t want to endanger them. After several years’ experience, and facing recessionary pressures, though, we’re combining resources now to cut costs across the operation.

We now have a single executive overseeing sales in all media, another overseeing content, another marketing, another operations, and another administration. Below them, we’re wringing out redundancies and coordinating operations more deeply than ever. We’re transforming our Tampa operation from three organizations operating in concert into a single one with a single mission.

The earliest results are reflected in Internet traffic. A combined “continuous news desk” now breaks news as soon as it happens, usually on the Internet. For the month of March versus prior year, TBO.com pages views were up 32%, and unique visitors were up 46% from the previous year, largely as a result of continuous news. It’s been gratifying to find that when we cover a big story on the Internet, it also intensifies people’s interest in our traditional media.

Our business-development efforts are designed to reach deeper into neighborhoods and communities of interest and to expand our base of advertisers. We’ve relaunched our weekly newspapers, folding content from The Tampa Tribune’s zoned sections into them. We’ve added sections of people news and built out reader-participation functions using the Internet. We’ve created a growing array of specialty publications. We’re expanding our services for mobile devices, a category that’s growing rapidly in sales. And we’ve secured a position as the local media sponsor (in all three media) for the 2009 Super Bowl. This will be a significant revenue opportunity, particularly since the game will be broadcast on WFLA.

Today we’re stripping down to survive the hard times. With the structural changes we’ve made, we’re positioned to do that more effectively than ever. When conditions improve, we’ll choose carefully where we add back. We’ll invest in activities that produce results for customers and shareholders, and not necessarily in the activities we’ve cut. Nobody is pretending this is a pleasant experience, but we believe we will emerge stronger for it.

And now I’ll turn it back to Marshall.

MARSHALL

Thank you, Reid. Before leaving our discussion of the Publishing Division, let me add that all of our newspapers continue to make significant efforts to reduce newsprint consumption, which is demonstrated, in part, by the 18% decline in newsprint consumption we realized in the first quarter of 2008.

While some of this decline is occurring because of lower advertising linage and circulation volumes, even larger savings are coming from other initiatives. In many of our newspaper we have re-designed or combined sections to make more efficient use of newsprint and to better meet reader needs. We have also eliminated some content that readers have indicated provides limited value to them. In 2007, we completed the conversion of all of our newspapers to 48 inch web-widths and we continue to make strides in reducing waste from both production and returns.

Several of our newspapers are looking at a web-width reduction to 44 inches. Some of our newspapers—those with newer presses—could make changes early. Older presses, however, require significant capital investments to make the conversion, so it could be some time before we can fully implement further web-width reductions.

Let’s turn now to the Broadcast Division. First-quarter broadcast profit was nominally ahead of last year.

Total time sales for the quarter declined as a result of lower Local and National advertising revenues, which more than offset an increase in Political advertising.

Political revenues of $4.4 million compared with $336 thousand in last year’s first quarter, and primarily reflected Presidential, U.S. Congressional and gubernatorial spending in South Carolina, Florida, Ohio, Rhode Island and Mississippi.

Local time sales in the quarter declined 4.4% and mostly reflected lower spending in the furniture, fast food and automotive advertising categories. National time sales were down 14.6% and mostly reflected lower spending in the automotive and entertainment advertising categories.

Broadcast expenses decreased 1.4%. The savings were achieved mostly from lower spending for discretionary categories, such as marketing, research and travel. Payroll expense increased only 1.5%, primarily the result of keeping open positions unfilled.

In the first quarter, we signed a few cable retransmission agreements that do provide compensation for our stations. This relatively new revenue opportunity comes about as the result of similar fees now being paid by the satellite companies and, more recently, by Verizon for its new fiber optic service – a development which has changed the competitive landscape for the cable companies. In past negotiations, we were successful in obtaining full carriage of our secondary channels and as well as some lucrative promotional trades. In current contract negotiations, we are aggressively pursuing the retransmission fees. Many of our cable contracts expire on December 31st of this year and others expire in 2009, while a few run into 2011. We expect to begin negotiations with some of these systems later this year.

We look forward to the return of the Summer Olympics on our NBC stations and expect related advertising revenues to be $13-14 million.

This fall we expect significant Political advertising revenues, and we expect to generate approximately $40 million for the year as a whole. Ohio, Florida and Virginia are expected to be particularly strong states for Presidential campaign spending, and North Carolina should see strong spending on state-level races.

Let’s now look at the Interactive Media Division. In the first quarter, we reported a $2.7 million loss. Revenues were down 3.3%, mostly due to lower Classified advertising revenues, which resulted from the effect of the economic slowdown on print advertising volumes which, as you know, feed upsells to our web sites.

Also in the quarter, results from our Blockdot advergaming business were not as strong as they were in last year’s first quarter, but that performance seems to be related to timing issues. Blockdot showed strong rebound in March and increased its pipeline of coming projects.

Several positive indicators in the quarter included growth in online National advertising revenues, higher online Local advertising revenues, and increased sales from our Yahoo Hot Jobs partnership.

Revenue generated as a result of the Yahoo initiative in the quarter was $1.6 million.

Perhaps most importantly, our web traffic continues to grow, driven in large part, we believe, by our new Web First initiative that we are aggressively pursuing in all of our newsrooms. For the first quarter, page views and visitor sessions rose 12.6% and 23.2%, respectively.

We’re pleased to now own the online coupon and shopping site, DealTaker.com. The social component of this service is very strong. Users can find not only terrific shopping deals from thousands of retailers, they can engage with like-minded bargain hunters in comparing notes about products and experiences.

We look for DealTaker.com to be a significant cash-flow contributor in the years to come. This business brings to Media General an entirely new revenue stream - commissions from sales rather than advertising dollars. From Day 1, we have been heavily promoting it on all of our web sites, and we are pleased with the initial response.

Next, I’d like to briefly discuss capital expenditures, which, in the first quarter, were approximately $8 million, compared with $19.5 million in the first quarter of 2007.

Of that amount, the Publishing Division invested $5.5 million, mainly on necessary upgrades to printing equipment in Richmond and Winston-Salem. We started up our new printing facility in Lynchburg, Virginia, during the quarter and look forward to many future benefits from this new operation.

The Broadcast Division spent approximately $1 million, mainly for the final phases of construction for its new Myrtle Beach facility, for high-definition production systems at our Birmingham station and for our new Central Graphics operation.

Interactive Media Division and corporate expenditures were approximately $640 thousand, primarily for information technology.

In addition to redeploying the proceeds from asset sales, we are using operating cash to repay debt and using less for capital spending this year, compared to the past few years. As part of the aggressive expense management initiatives currently under way, we have reduced our capital spending plan for 2008 from the original $45 million to $25 million. That decrease is exclusive of any equipment replacement related to last year’s Richmond Times-Dispatch press fire. Much of this spending is scheduled for later this year.

Debt at the end of the first quarter was $875 million, down from $898 million at the end of 2007. Debt outstanding today is $854 million, which reflects the redeployment of proceeds from the sale of SP Newsprint.

Looking ahead, in addition to the Publishing Division expense reductions of an additional $10 million in 2008 that we announced in February, we are acting on an additional $15-$18 million in performance improvement actions across the company. As I stated earlier, the Tampa voluntary separation program announced Monday is part of this amount. Employees have until April 25 to decide if they are going to accept the offer and then we will know what our next steps are. Severance for the Tampa reduction will be expensed in the second quarter. Any severance expense booked would be offset by the associated lower costs all within 2008.

Before we open it up to questions, I’d like to comment briefly on recent developments in our shareholder vote for directors at next week’s annual meeting.

All three proxy advisory firms made their recommendations this week. Glass Lewis recommended withhold votes for two of Harbinger’s nominees and ISS recommended a withhold vote for one of Harbinger’s nominees. Proxy Governance recommended a vote FOR all of the company’s nominees – Chuck Davis, Walter Williams and Rod Smolla. Proxy Governance also stated in its conclusion yesterday, and I quote, “. . . we have significant questions whether the dissident slate, including one heavily overboarded nominee, would have sufficient time or experience to effect change without significant and counterproductive disruption.”

We were disappointed to receive word from GAMCO, Mario Gabelli’s firm and our largest holder of “A” shares, that it has decided to “tilt” toward the Harbinger slate, as they put it. We have always welcomed input from Mario and his team, and we carefully consider what they have to say. In our continuing discussions with Gamco in the days ahead, we look forward to discussing our continuing belief that neither the Harbinger slate nor the Harbinger ‘prescription’ is likely to result in our shared objective of building value for all Media General stockholders.

As we’ve said many times, any underperformance of Media General relative to some of our industry peers is largely attributable to the deep recession in Florida, which has had a devastating impact on the performance of our Tampa operations.

We therefore believe that the proposed removal of three of our most experienced and valuable directors, and their replacement by three individuals whose qualifications, experience, and long-term commitment to Media General are questionable, would be an unfortunate outcome.

We are acting aggressively on several fronts to transform our business to the new consumer reality as quickly as humanly possible. We are executing on a strong and effective “Web First” strategy that focuses on breaking news online as it happens as well as providing the full range and depth of local information people are seeking on the Internet. Our delevering plan provides $100 million for debt reduction this year. And, as we’ve announced previously, we are implementing plans to permanently reduce operating expense structure by $25-28 million this year, and we’ve scaled back our capital spending plans from $45 million to $25 million for the year.

Without repeating all the reasons why we oppose the Harbinger slate and the Harbinger prescription—and, as you know, we’ve set forth those reasons in the two letters we’ve sent to our stockholders and also filed with the SEC—I will say that if one or more members of the Harbinger slate are in fact elected to our Board of Directors, they will constitute a minority of the Board.

So, to conclude my comments on this matter for now, we strongly urge Media General shareholders to vote FOR our slate, which we believe is clearly in the long-term best interest of the company and all of its shareholders.

That concludes our report. In addition to Reid and me, John Schauss is here as well, and we will now be pleased to take your questions.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations.

Investor Contact:	Media Contact:
Lou Anne J. Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

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